Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Rocket Lab USA, Inc. (the “Company”) and Frank Klein (“Executive”). Each of the Company and Executive is a “Party,” and collectively, they are the “Parties.”

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company on the terms set forth in this Agreement, beginning on September 16, 2024 or another date mutually agreed upon between the parties on the terms contained herein. The date Executive begins employment is known as the “Effective Date.”

NOW, THEREFORE, in consideration of the mutual covenants and mutual benefits described herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.
Representations and Warranties. Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive’s acceptance of employment under the terms and conditions set forth herein or the performance of all duties and services hereunder to the fullest extent of Executive’s ability and knowledge. Executive represents that Executive’s performance of services to the Company will not violate any duty which Executive may have to any other person or entity, including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Executive agrees that Executive will not do anything in the performance of services hereunder that would violate any such duty. Executive understands and acknowledges that Executive is not expected or permitted to use or disclose confidential information belonging to any prior employer in the course of performing Executive’s duties for the Company.
2.
Term of Employment. The Company will employ Executive and Executive accepts employment by the Company on the terms and conditions herein contained for a period (the “Employment Period”) provided in Section 6.
3.
Office Location. Executive will be based in the Company’s facility located at 3881 McGowen St., Long Beach, CA 90808.
4.
Duties and Functions.
i.
Executive shall serve as Chief Operations Officer of the Company and shall oversee, direct, and manage an array of global operations of the Company, including but not limited to, production, supply chain, facilities, and related business systems, and shall have such other duties as may be assigned to Executive from time to time. This position does not currently anticipate oversight of sales, certain research and development activities, or General and Administrative functions. Executive shall report to the Chief Executive Officer of the Company.
ii.
Executive agrees to undertake the duties and responsibilities inherent in the position of a Chief Operations Officer, which may encompass different or additional duties as may,

from time to time, be assigned, and the duties and responsibilities undertaken by Executive may be altered or modified from time to time in the Company’s sole discretion. Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any change thereof which may be adopted at any time by the Company.
iii.
During the Employment Period, Executive will work full time for the Company and will not, without the prior written consent of the Company, engage in consulting work or any trade or business for Executive’s own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of Executive’s duties hereunder in any way. While Executive renders services to the Company, Executive will not assist any person or entity in competing with the Company, in preparing to compete with the Company or, outside of Executive’s duties for the Company, in hiring any employees or consultants of the Company. Executive also agrees not to render any services to any third party that will impact Executive’s ability to perform Executive’s duties as outlined, nor will Executive perform any tasks for any third-party during work hours.
5.
Compensation.
i.
Base Salary: As compensation for Executive’s services hereunder, during Executive’s employment as the Company’s Chief Operations Officer, the Company agrees to initially pay Executive a base salary at an annual rate of $400,000 (USD), payable in accordance with the Company’s normal payroll schedule (“Base Salary”) and prorated for any partial year of employment. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. Base Salary shall be subject to periodic review by the Board or compensation committee thereof (the “Compensation Committee”).
ii.
Annual Performance Bonus: For each calendar year of Executive’s employment with the Company, Executive may be eligible to earn a discretionary annual performance bonus, based on certain performance metrics to be established, determined and measured by the Company in its sole discretion. Executive’s initial target bonus is up to 70% of Executive’s Base Salary. Any bonus awarded for the calendar year in which Executive’s employment commences will be prorated based on the number of days that Executive is employed by the Company during such year. To earn an annual bonus, Executive must be employed by the Company as of the payment date of such bonus. Nothing in this Agreement requires the Company to pay an annual bonus in any particular year.
iii.
Restricted Stock Units: Subject to the approval of the Board or Compensation Committee, Executive will be granted 1,300,000 restricted stock units (the “Initial RSUs”). Each Initial RSU entitles Executive to one share of the Company’s common stock if and when the Initial RSU vests. The Initial RSUs will be subject to the terms and conditions applicable to restricted stock units granted under the Company’s 2021 Stock Option and Incentive Plan (as amended from time to time, the “Plan”), as described in the Plan and the applicable restricted stock unit award agreement, which Executive will be required to sign or electronically accept as a condition to receiving the grant of the Initial RSUs. The Initial RSUs will vest as follows: 1/16 of the Initial RSUs will vest on the first March 1st, May 22nd, August 22nd or November 22nd (each, a “Vesting Date”) following the quarter in which the Vesting Commencement Date (as defined in the applicable restricted stock unit agreement) occurs, and 1/16 of the Initial RSUs shall vest on each Vesting Date thereafter, in each case subject to Executive maintaining a continuous Service Relationship (as defined in the Plan) through such date.
iv.
Sign-On Bonus: Executive will be eligible to earn a cash sign-on bonus in the amount of $100,000 (USD). This one-time bonus will be paid in a single lump sum in the next regularly scheduled pay period following the Effective Date, subject to all regular payroll taxes and deductions; provided, that in order to earn the sign-on bonus, Executive must not, prior to the one year anniversary of the Effective Date, (a) be terminated by the Company for Cause (as defined in the Severance Plan, but amended to include failing to satisfy the Contingencies, as defined in Executive’s offer letter with the Company, dated as of August 27, 2024 (the “Offer Letter”)) or (b) resign from Executive’s employment for any reason. If Executive does not earn the Sign-On Bonus, Executive shall repay to the Company the pre-tax amount of the full sign-on bonus within ten (10) days following the date Executive’s employment terminates.
v.
Other Expenses/Relocation: In addition to the compensation provided for above, the Company agrees to pay or to reimburse Executive during Executive’s employment for all reasonable, ordinary and necessary, properly documented, business expenses incurred in the performance of Executive’s services hereunder in accordance with Company policy in effect from time to time; provided, however, that Executive shall be subject to the Company’s travel policy. Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought. Relatedly, Company agrees to reimburse Executive for all reasonable relocation expenses incurred by the Executive relating to the Executive's relocation to the Long Beach CA area, excluding any real estate commissions and/or broker fees. In addition, while Executive is an employee of the Company and subject to Executive’s relocation to the Long Beach, CA area, the Company will provide Executive with a monthly temporary housing reimbursement/stipend equal to a net Five Thousand Dollars ($5,000.00) in the first pay period of each month for up to six months following Executive’s commencement of employment with the Company.
vi.
Benefits: In addition to the compensation provided by the foregoing, during the Employment Period, Executive shall be entitled to participate in benefits required by applicable law, as well as all available generally to other Company executives under the employee benefit plans, policies and programs that may be established by the Company, and as may be in effect from time to time, subject to the applicable terms and conditions of the benefit plans in effect at that time. Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law.
vii.
Severance Benefits: Subject to the approval of the Board or Compensation Committee, Executive will be designated as a Covered Executive eligible to participate in the Company’s Executive Severance Plan (as amended from time to time, the “Severance Plan”), subject to the terms and conditions of the Severance Plan, including, without limitation, the execution of a participation agreement. Executive shall be deemed a Tier 2 Executive under the Severance Plan.
6.
Employment Period; Termination.

i.
Employment Period: The Employment Period shall commence on the Effective Date and shall continue until terminated in accordance with the provisions hereof.
ii.
At-Will Employment: Executive’s employment relationship with the Company is at will. Accordingly, Executive may terminate employment with the Company at any time and for any reason or no reason with or without notice; and the Company may terminate Executive’s employment at any time, for any reason or no reason, with or without Cause, and with or without advance notice.
6.
Proprietary Information and Inventions Agreement and Mutual Arbitration Agreement. As a condition of employment or continued employment, Executive will be required to sign the Company’s Proprietary Information and Inventions Assignment Agreement (the “PIIA”) and the Mutual Arbitration Agreement.
7.
Company Policies. As a Company employee, Executive will be expected to abide by the Company’s employee handbook (the “Employee Handbook”) and all other Company rules and standards and sign an acknowledgment that Executive has read and understands the Company's rules of conduct which are included in the Employee Handbook. Executive acknowledges and agrees that the Employee Handbook and Company rules and standards may be updated from time to time and agrees to abide by the most current version available to employees.
8.
Normal Hours of Work. Normal hours of work shall occur Monday through Friday. The actual hours of work will be agreed upon between Executive and Executive’s manager.
9.
International Traffic and Arms Regulations. The Company is fully committed to complying with the International Traffic in Arms Regulations (ITAR) as set forth by the Arms Export Control Act (AECA) and as regulated and authorized by the Directorate of Defense Trade Controls (DDTC). The Company also complies with all other applicable U.S. export laws and regulations. The Company will maintain appropriate resources and training to satisfy this policy and assign personnel as needed to ensure company compliance with the ITAR. However, it is the responsibility of all Company employees to follow the company guidelines as set forth in the Company’s Technology Control Plan, as amended from time to time.
10.
Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into Executive’s possession by, through or in the course of employment, regardless of the source and whether created by Executive, are the sole and exclusive property of the Company, and immediately upon the termination of Executive’s employment, or at any time the Company shall request, Executive shall return to the Company all such property of the Company, without retaining any copies, summaries or excerpts of any kind or in any format whatsoever. Executive shall not destroy any Company property, such as by deleting electronic mail or other files, other than in the normal course of employment. Executive further agrees that should Executive discover any Company property or confidential information in Executive’s possession after the return of such property has been requested, Executive agrees to return it promptly to Company without retaining copies, summaries or excerpts of any kind or in any format whatsoever.

11.
Withholding Taxes. All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes.
12.
Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The Parties understand that the obligations of Executive are personal and may not be assigned by Executive.
13.
Entire Agreement. This Agreement, the Offer Letter, the PIIA, the Mutual Arbitration Agreement, the Plan and the award agreement for the RSUs constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter. This Agreement may not be amended orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed a duly-authorized officer of the Company. By entering into this Agreement, Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement and that Executive voluntarily and knowingly enters into this Agreement.
14.
Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.
15.
Governing Law; Forum Selection. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of California, without giving effect to the principles of conflicts of law thereof.
16.
Notices. Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the Party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the Parties at their respective addresses or to such other address as either Party may later specify by notice to the other.
17.
Miscellaneous.
i.
No delay or omission by a Party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a Party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
ii.
The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
iii.
The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either Party hereto. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be employed in the interpretation of this Agreement.
iv.
For clarity, any references to the “Company” shall include its applicable affiliates and subsidiaries.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered by its authorized officers or individually.

ROCKET LAB USA, INC. By: /s/ Adam Spice ADAM SPICE Chief Financial Officer DATED: September 6, 2024 EXCUTIVE By: /s/ Frank Klein Frank Klein DATED: September 3, 2024

[Signature Page to Executive Employment Agreement]